Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to (i) the registration statement on Form S-8 filed on August 21, 1992, Registration No. 333-51072 and (ii) the registration statement on Form S-8 filed on February 17, 2000, Registration No. 333-30610, each pertaining to the Coors Savings and Investment Plan (the "Plan") of our reports dated May 16, 2003, with respect to the financial statements and supplemental schedules of the Plan which appear in the Plan's annual report on Form 11-K for the year ended December 31, 2002.

Clifton Gunderson LLP

Denver, Colorado

October 7, 2003